Exhibit 99.2

6363 Main Street, Williamsville, N.Y. 14221 1-800-634-5440 | www.nationalfuelgas.com
RELEASE DATE: June 13, 2019
Media inquiries please contact:
Karen L. Merkel, 716-857-7654

National Fuel Announces Executive Management Changes

(June 13, 2019) WILLIAMSVILLE, N.Y. – National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) is pleased to announce the following executive management promotions all to be effective July 1, 2019.

Ronald C. Kraemer will be named President of National Fuel Gas Supply Corporation, succeeding David P. Bauer who will become President and Chief Executive Officer of the Company effective July 1, 2019. Kraemer will continue in his role as President of Empire Pipeline, Inc., retaining responsibility for the Company’s interstate pipeline and storage subsidiaries as each continues along a path of substantial, appropriately-paced infrastructure investment, build out, and modernization for the future.

Kraemer joined the Company in 1978 as a Management Trainee. Throughout his career, he has held various management positions in engineering, operations, marketing, business development, and international business development. He has been employed by various subsidiaries of National Fuel, including National Fuel Gas Distribution Corporation, National Fuel Supply Corporation, and Horizon Energy Development, Inc., holding numerous management and executive level positions. These companies represent a cross-section of the energy industry from utility, interstate pipeline and storage, international power and natural gas project development, to his current position. Prior to this appointment, he was promoted to Senior Vice President of Supply Corporation in 2016 and President of Empire Pipeline in 2008. Kraemer holds a bachelor’s degree in civil engineering from the University at Buffalo and currently resides in East Amherst, N.Y.

Karen M. Camiolo will be named Treasurer and Principal Financial Officer of National Fuel and will be responsible for the Company’s accounting, tax, and finance departments as well as the Company’s investor relations function. She will also retain responsibility for the utility’s consumer business division, including oversight of the customer response centers and consumer business offices in New York and Pennsylvania. Prior to this appointment, Karen served as Controller and Principal Accounting Officer for National Fuel Gas Company since 2004, and, over the course of her tenure, had been named controller of the Company’s utility, midstream, and interstate pipeline and storage companies. In 2015, she was also named Vice President of National Fuel Gas Distribution Corporation.

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Camiolo joined the Company in 1994 as Chief Auditor after working in public accounting for nine years at Price Waterhouse, the predecessor of PricewaterhouseCoopers LLP. She earned a bachelor’s degree in nursing and a master’s degree in accounting from the University at Buffalo and is a Certified Public Accountant. Karen currently resides in Lancaster, N.Y.

Elena G. Mendel will be promoted to Controller and Principal Accounting Officer of National Fuel Gas Company. She had been serving, since 2017, as Assistant Controller of National Fuel’s regulated subsidiaries, including National Fuel Gas Distribution Corporation, National Fuel Gas Supply Corporation, and Empire Pipeline, Inc.

Mendel was hired at National Fuel in 1994 as a financial accountant after six years at Price Waterhouse, the predecessor of PricewaterhouseCoopers LLP. Throughout her time at National Fuel, she has held various management positions in the audit, accounting, and benefits services areas, including at Seneca Resources Company – the Company’s exploration and production subsidiary. In 2012, she was promoted to Chief Auditor with oversight of the Company’s Audit Department. Mendel holds a bachelor’s degree in accounting from the University at Buffalo and is a Certified Public Accountant. She resides on Grand Island, N.Y.

National Fuel is an integrated energy company reporting financial results for five operating segments: Exploration and Production, Pipeline and Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuel.com.